Exhibit (k)(8)

EXECUTION VERSION

AMENDMENT NO. 4

TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 4 (this “Amendment”), dated as of January 16, 2020, to the Second Amended and Restated Credit Agreement, dated as of December 28, 2018, among Blackstone / GSO Floating Rate Enhanced Income Fund, a Delaware statutory trust, the Lenders party thereto, and The Bank of Nova Scotia, as the Swing Line Lender and as the administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as amended by Amendment No. 1, dated as of January 17, 2019, Amendment No. 2, dated as of June 27, 2019 and Amendment No. 3, dated as of September 11, 2019 (as so amended and as hereafter amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”).

RECITALS

I. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II. The Borrower desires to amend the Credit Agreement upon the terms and conditions herein contained, and each Lender has agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. The Credit Agreement is hereby amended by replacing each instance of the phrase “One-month LIBOR Rate” with the phrase “One-month Eurodollar Rate”.

2. The defined terms “Scheduled Tranche A Commitment Termination Date” and “Scheduled Tranche B Commitment Termination Date” contained in Section 1.1 of the Credit Agreement are hereby amended by replacing each instance of the date “January 16, 2020” with the date “January 14, 2021”.

3. The defined term “Swing Line Commitment Amount” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the amount “$25,000,000” with the amount “$35,000,000”.

4. Section 7.3(a) of the Credit Agreement is hereby amended by inserting the phrase “divide,” immediately before the word “consolidate” contained therein.

5. Section 7.7(c) of the Credit Agreement is hereby amended by replacing the phrase “the Effective Date” with the phrase “December 31 of the immediately preceding year”.

6. Section 7.9(a) of the Credit Agreement is hereby amended by replacing each instance of the word “funding” with the phrase “funding, financing or facilitating”.

7. Article 10 of the Credit Agreement is hereby amended by adding a new Section 10.18 at the end thereof as follows:

Section 10.18 Acknowledgement Regarding any Supported QFCs

To the extent that any Loan Document (i) constitutes a QFC (such Loan Document, a “Loan Document QFC”), or (ii) provides support, through a guarantee or otherwise, for any Loan Document QFC, any Financial Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that such Loan Document and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under such Loan Document that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and such Loan Document were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.18, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

8. Paragraphs 1 through 7 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a) the Administrative Agent shall have received from the Borrower, The Bank of Nova Scotia and from Required Lenders either (i) a counterpart of this Amendment executed on behalf of each such Person or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic mail transmission (in printable format)) that each such Person has executed a counterpart of this Amendment;

(b) the Administrative Agent shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Administrative Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Organization Documents have not been amended, supplemented or otherwise modified since September 11, 2019 or, if Borrower’s Organization Documents have been amended, supplemented or otherwise modified since September 11, 2019, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c) the Administrative Agent shall have received such documents and information as the Administrative Agent, at the request of any Lender, shall have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(d) all fees of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) due and payable on or prior to the Amendment Effective Date and invoiced in reasonable detail at least two (2) Business Days prior to the Amendment Effective Date shall have been paid.

9. The Borrower (a) reaffirms the enforceability of each Loan Document, as amended hereby, and all of its obligations thereunder, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law), (b) agrees and admits that (i) as of the date of execution and delivery hereof by the Borrower, it has no defense to any such obligation and (ii) it shall not exercise any setoff or offset to any such obligations, (c) represents and warrants that, immediately after giving effect to this Amendment, no Default has occurred and is continuing, and (d) represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct immediately after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date).

10. In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

11. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged. Delivery of an executed counterpart of this Amendment by facsimile or e-mail (such as in “portable document format”) transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

12. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 4 to be executed by its duly authorized representative as of the day and year first above written.

BLACKSTONE / GSO FLOATING RATE ENHANCED INCOME FUND

By:	/s/ Marisa J. Beeney

Name:	Marisa J. Beeney
Title:	Chief Compliance Officer, Chief Legal Officer & Secretary

Blackstone / GSO Floating Rate Enhanced Income Fund

Amendment No. 4 to Second Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA, as the Swing Line Lender, Administrative Agent and as a Lender

By:	/s/ Aron Lau

Name:	Aron Lau
Title:	Director

Blackstone / GSO Floating Rate Enhanced Income Fund

Amendment No. 4 to Second Amended and Restated Credit Agreement

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, as a Lender

By:	/s/ Julien Thinat

Name:	Julien Thinat
Title:	Authorized Signatory

Blackstone / GSO Floating Rate Enhanced Income Fund

Amendment No. 4 to Second Amended and Restated Credit Agreement